SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                (Amendment No. 5)

                   Under the Securities Exchange Act of 1934*

                                  Intrado, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    46117A100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                        Kenneth H. Shubin Stein, MD, CFA
                         Spencer Capital Management, LLC
                            1995 Broadway, Suite 1801
                            New York, New York 10023
                            Telephone: (212) 586-4190
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:
                            Michael A. Schwartz, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                                January 30, 2006
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A



----------------------------------                   ---------------------------
CUSIP No. 46117A100                                  Page 2 of 11 Pages
----------------------------------                   ---------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Kenneth H. Shubin Stein, MD, CFA
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X}

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A



----------------------------------                   ---------------------------
CUSIP No. 46117A100                                  Page 3 of 11 Pages
----------------------------------                   ---------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X}

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A



----------------------------------                   ---------------------------
CUSIP No. 46117A100                                  Page 4 of 11 Pages
----------------------------------                   ---------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Opportunity Fund, LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X}

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A



----------------------------------                   ---------------------------
CUSIP No. 46117A100                                  Page 5 of 11 Pages
----------------------------------                   ---------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Partners, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X}

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A



----------------------------------                   ---------------------------
CUSIP No. 46117A100                                  Page 6 of 11 Pages
----------------------------------                   ---------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Offshore Opportunity Fund, Ltd.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X}

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A



----------------------------------                   ---------------------------
CUSIP No. 46117A100                                  Page 7 of 11 Pages
----------------------------------                   ---------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Offshore Partners, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X}

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

     This Amendment No. 5 amends the Schedule 13D filed on September 9, 2005, as amended by Amendment No. 1 filed on September 9, 2005, as further amended by Amendment No. 2 filed on October 3, 2005, as further amended by Amendment No. 3 filed on November 15, 2005, and as further amended by Amendment No. 4 filed on November 29, 2005 (as amended, the "Schedule 13D"), and is being filed on behalf of Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"); Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"); Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"); Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"); Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"); and Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP", and together with Dr. Shubin Stein, SCM, SCF, SCP and SCOF, collectively, the "Filers"). The Schedule 13D relates to the common stock, par value $0.001 per share ("Common Stock"), of Intrado, Inc., a Delaware corporation (the "Company"). Capitalized terms used and not defined in this Amendment No. 5 shall have the meanings set forth in the Schedule 13D.

     On December 31, 2005, Dr. Shubin Stein ceased to be a portfolio manager of Columbia Avenue Capital LLC, an Oklahoma limited liability company ("CAC"). Accordingly, this Amendment No. 5 removes CAC as a "Filer".

Item 4.  Purpose of Transaction.

     Item 4 of the Schedule 13D is hereby amended by adding the following at the end of the discussion:

     On January 30, 2006, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of January 29, 2006 (the "Merger Agreement"), with West Corporation, a Delaware corporation ("West"), and West International Corp., a Delaware corporation and a wholly owned subsidiary of West ("Acquisition Sub"). Under the terms of the Merger Agreement, Acquisition Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of West.

     On January 30, 2006 following and in light of the announcement of the Merger, a representative of the Filers and a representative of Shamrock agreed to disband their group and agreed that the Filers and Shamrock will no longer act together to pursue the election of the Nominees or to otherwise act together for the purpose of acquiring, holding, voting or disposing of Common Stock.

     As set forth on Schedule I hereto, on January 31, 2006 each of SCF and SCOF sold all of the shares of Common Stock owned by them. These shares were sold in the open market.

Item 5.  Interest in Securities of the Issuer.

     Items 5(a), (b), (c) and (e) of the Schedule 13D are hereby amended and restated as follows:

     (a) See Items 11 and 13 of the cover sheets, incorporated herein by reference.

     (b) See Items 7 through 10 of the cover sheets, incorporated herein by reference.

     (c) See Item 4 and Schedule I, incorporated herein by reference.

     (e) The Filers ceased being the beneficial owner of more than five percent of Common Stock on January 31, 2006.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 1, 2006



                                   SPENCER CAPITAL MANAGEMENT, LLC





                                   By: /s/  Kenneth H. Shubin Stein, MD, CFA
                                       -------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Authorized Signatory

                                   SPENCER CAPITAL OPPORTUNITY FUND, LP

                                         By:  Spencer Capital Partners, LLC,
                                                  Its General Partner




                                   By: /s/  Kenneth H. Shubin Stein, MD, CFA
                                       -------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member



                                   SPENCER CAPITAL PARTNERS, LLC




                                   By: /s/  Kenneth H. Shubin Stein, MD, CFA
                                       -------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member



               [SIGNATURE PAGE TO AMENDMENT NO. 5 TO SCHEDULE 13D
                         WITH RESPECT TO INTRADO, INC.]

                                  SPENCER CAPITAL OFFSHORE OPPORTUNITY FUND,
                                  LTD.

                                    By:  Spencer Capital Offshore Partners, LLC,
                                            Its Investment Manager


                                  By: /s/  Kenneth H. Shubin Stein, MD, CFA
                                      -------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member



                                  SPENCER CAPITAL OFFSHORE PARTNERS, LLC


                                  By: /s/  Kenneth H. Shubin Stein, MD, CFA
                                      -------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member



                                  By: /s/  Kenneth H. Shubin Stein, MD, CFA
                                      -------------------------------------
                                       Kenneth H. Shubin Stein, MD, CFA


               [SIGNATURE PAGE TO AMENDMENT NO. 5 TO SCHEDULE 13D
                         WITH RESPECT TO INTRADO, INC.]


                                                                      SCHEDULE I

                            Schedule of Transactions
                            ------------------------

--------------- ------------------------ ------------------- --------------------- ---------------------------
Party           Type of Transaction      Date                Number of Shares      Price per Share in $US*
--------------- ------------------------ ------------------- --------------------- ---------------------------
SCF             Sale                     1/31/06                    67,721         $25.45
--------------- ------------------------ ------------------- --------------------- ---------------------------
SCF             Sale                     1/31/06                   577,158         $25.40
--------------- ------------------------ ------------------- --------------------- ---------------------------
SCOF            Sale                     1/31/06                    49,613         $25.45
--------------- ------------------------ ------------------- --------------------- ---------------------------
SCOF            Sale                     1/31/06                   422,842         $25.40
--------------- ------------------------ ------------------- --------------------- ---------------------------

*  Excludes brokerage commissions.